Exhibit 99

Colgate Announces 1st Quarter Results

Strong Sales and Volume Growth Worldwide

NEW YORK--(BUSINESS WIRE)--April 26, 2012--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $4,200 million in first quarter 2012, an increase of 5.0% versus first quarter 2011. Global unit volume grew 3.5%, pricing increased 3.5% and foreign exchange was negative 2.0%. Excluding divested businesses, global unit volume grew 4.5%. The Sanex acquisition contributed 1.5% to sales and volume growth. Organic sales (Net sales excluding foreign exchange, acquisitions and divestments) grew 6.5%.

Net income and Diluted earnings per share in first quarter 2012 were $593 million and $1.23, respectively. Net income in the quarter included $8 million of aftertax charges ($0.01 per diluted share) resulting from the previously disclosed implementation of various business realignment and other cost-saving initiatives (“business realignments”) and the sale of land in Mexico. Net income and Diluted earnings per share in first quarter 2011 were $576 million and $1.16, respectively.

Excluding the above noted items, Net income in first quarter 2012 was $601 million, an increase of 4% versus first quarter 2011, and Diluted earnings per share in first quarter 2012 was $1.24, an increase of 7% versus first quarter 2011.

Gross profit margin was 58.0% in first quarter 2012, down 40 basis points versus the year ago quarter. Excluding the above noted items, primarily the costs related to the sale of land in Mexico, gross profit margin was 58.2% in first quarter 2012, down 20 basis points versus the year ago quarter, reflecting continued increases in raw and packaging material costs worldwide in the second half of 2011. These increases were partially offset by higher pricing and cost savings from the Company’s funding-the-growth initiatives.

Selling, general and administrative expenses were 35.2% of Net sales in first quarter 2012 and 2011. Excluding costs associated with the business realignments, Selling, general and administrative expenses were 35.0% of Net sales in first quarter 2012, 20 basis points lower than the year ago quarter, as overhead expenses decreased by 40 basis points and advertising increased by 20 basis points. Worldwide advertising spending increased 7% versus the year ago quarter to $448 million.

Operating profit increased 3% to $938 million in first quarter 2012 compared to $915 million in first quarter 2011. Excluding costs associated with the business realignments and the sale of land in Mexico noted above, operating profit increased 4% to $950 million.

Net cash provided by operations in first quarter 2012 was $662 million compared to $680 million in first quarter 2011. The decrease in first quarter 2012 was primarily due to higher income tax payments and the payment for the previously disclosed competition law matter in France related to a divested detergent business. Working capital as a percentage of Net sales was negative 0.1%, up 50 basis points versus the very low level in the year ago period. This increase was primarily due to higher levels of accounts receivable and inventories, although both accounts receivable days sales outstanding and inventory days coverage improved versus the year ago period. Free cash flow before dividends remains very strong, once again exceeding 100% of Net income.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the results and outlook excluding the 2012 items noted above, “We are very pleased to begin the year with strong top and bottom line growth, building on the growth momentum we saw in 2011.

“The excellent 6.5% organic sales growth, which was the largest increase we have seen in seven quarters, was driven by unit volume gains and higher pricing worldwide. The robust growth was led by the emerging markets where organic sales grew 11.5% in the quarter, and we are encouraged by positive organic sales growth in the developed markets as well.

“Pleasingly, the higher pricing combined with the benefits of our cost-savings programs in all areas of the business allowed for higher advertising spending behind Colgate’s brands worldwide. While these investments increased in both absolute dollars and as a percent to sales, we still delivered increases in operating profit, net income and diluted earnings per share versus the year ago quarter.

“Colgate’s global market shares in toothpaste and manual toothbrushes are both at record highs year to date. Colgate’s share of the global toothpaste market strengthened to 45.2% year to date, up 0.8 share points versus year ago. Our global leadership in manual toothbrushes also strengthened during the quarter with Colgate’s global market share in that category reaching 32.7% year to date, up 0.6 share points versus year ago.

“Looking ahead, we continue to be sharply focused on our aggressive funding-the-growth initiatives and anticipate that the benefits from those programs, combined with our strategic worldwide pricing initiatives, will help us achieve gross margin expansion in 2012, and allow for even higher levels of advertising support behind a full pipeline of new products planned for launch in the balance of the year.

“Overall, we continue to expect diluted earnings per share for the year to grow at a double-digit rate, on a currency neutral basis and, as such, we remain comfortable with external profit growth expectations for the year.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on first quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgatepalmolive.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (18% of Company Sales)

North America Net sales increased 5.0% in first quarter 2012. Unit volume increased 5.0% with 0.5% higher pricing and 0.5% negative foreign exchange. Organic sales increased 5.5% during the quarter.

Operating profit in North America decreased 5% in the first quarter of 2012 to $183 million, or 24.2% of Net sales. The decrease in Operating profit as a percentage of Net sales was as a result of a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was due to higher raw and packaging material costs reflecting global commodity cost increases in the second half of 2011, which were partially offset by cost savings from the Company’s funding-the-growth initiatives. This increase in Selling, general and administrative expenses was driven by higher advertising expenses, which more than offset a reduction in overhead expenses, both as a percentage of Net sales.

In the U.S., new product launches including Colgate Optic White and Colgate Sensitive Pro-Relief toothpastes and the relaunch of Colgate Total toothpaste are strengthening Colgate’s leadership in toothpaste, with its share of that market reaching 36.8% year to date, up 1.0 share points versus year ago. Colgate’s strength in manual toothbrushes also continued, driven by the success of Colgate 360° Optic White, Colgate 360° Sensitive Pro-Relief and Colgate 360° Surround manual toothbrushes.

Successful new products in the U.S. in other categories include Softsoap brand Pampered Hands Jasmine Oasis foaming hand soap, Softsoap brand Vineyard Escape Scrub and Irish Spring Clear & Fresh Skin body washes, Palmolive Soft Touch with Vitamin E and Palmolive Fresh Sponge dish liquids, Speed Stick Power deodorants and Fabuloso Sunset Spice liquid cleaner.

Latin America (28% of Company Sales)

Latin America Net sales rose 6.5% during first quarter 2012 with unit volume increasing 1.0%. Excluding the divested detergent business in Colombia, Latin America unit volume grew 3.5%. Volume gains in Brazil, Mexico and Central America were partially offset by volume declines in Venezuela. Higher pricing added 10.0% and foreign exchange was negative 4.5%. Organic sales for Latin America increased 13.5% during the quarter.

Operating profit in Latin America increased 6% in the first quarter of 2012 to $344 million, driven by strong sales growth, while as a percentage of Net sales it decreased to 29.4%. The decrease in Operating profit as a percentage of Net sales was due to an increase in Selling, general and administrative expenses and Other (income) expense, net, which was partially offset by an increase in Gross profit, all as a percentage of Net sales. This increase in Selling, general and administrative expenses and Other (income) expense, net was primarily due to inflation and foreign exchange. This increase in Gross profit was driven by higher pricing and cost savings from the Company’s funding-the-growth initiatives, which were partially offset by higher raw and packaging material costs reflecting global commodity cost increases in the second half of 2011.

Colgate’s strong leadership in oral care throughout Latin America continued during the quarter with toothpaste market share gains year to date led by Mexico, Brazil, Venezuela, Central America, Chile and the Dominican Republic. Strong sales of Colgate Luminous White, Colgate Sensitive Pro-Relief Multi-Protection, Colgate Sensitive Pro-Relief Whitening and Colgate Total toothpastes contributed to growth throughout the region. Colgate strengthened its leadership of the manual toothbrush market throughout the region, driven by strong sales of Colgate 360° Surround, Colgate 360° Luminous White, Colgate Twister and Colgate Triple Action manual toothbrushes. In mouthwash, Colgate’s market share is at a record high in the region with gains driven by the relaunch of Colgate Plax mouthwash.

Products in other categories contributing to market share gains included Palmolive Naturals Relaxing Softness Cream and Lavender and Protex Advanced Clean bar soaps, Lady Speed Stick pH Active and Speed Stick X5 deodorants, Suavitel Magic Moments fabric conditioner and Axion with Ajax dish liquid.

Europe/South Pacific (20% of Company Sales)

Europe/South Pacific Net sales increased 2.5% during first quarter 2012. Unit volume increased 7.0% with 2.5% lower pricing and 2.0% negative foreign exchange. The Sanex acquisition contributed 6.5% to Net sales and volume growth for the region. Volume gains were led by the United Kingdom, France, Iberia and Australia. Organic sales for Europe/South Pacific decreased 2.0%.

Operating profit in Europe/South Pacific decreased 1% in the first quarter of 2012 to $183 million, or 21.4% of Net sales. The decrease in Operating profit was due to an increase in Other (income) expense, net, which was partially offset by an increase in Gross profit, both as a percentage of Net sales. This increase in Other (income) expense, net was primarily due to higher amortization of intangible assets related to the Sanex acquisition, which was finalized in June 2011. This increase in Gross profit was driven by savings from the Company’s funding-the-growth initiatives, which were partially offset by lower pricing and higher raw and packaging material costs reflecting global commodity cost increases in the second half of 2011.

Colgate strengthened its oral care leadership in the Europe/South Pacific region with toothpaste share gains across the region led by Germany, Ireland, Spain, Denmark, Poland, Austria, Norway and Portugal. Successful premium products driving share gains include Colgate Sensitive Pro-Relief Multi-Protection, elmex Sensitive Professional plus Gentle Whitening, Colgate Total Pro Gum Health and Colgate Max White One Active toothpastes. In the manual toothbrush category, Colgate 360° Surround, Colgate Total Pro Gum Health and elmex Intensive Cleaning manual toothbrushes contributed to share gains throughout the region.

Recent premium innovations contributing to strength in other product categories include Sanex Dermo Repair shower gel, Palmolive Ayurituel shower gels and liquid hand soaps inspired by ancient Indian Ayurvedic rituals and ingredients known traditionally to help restore the wellbeing of body and mind, and Ajax Pure Home liquid cleaner.

Greater Asia/Africa (21% of Company Sales)

Greater Asia/Africa Net sales and unit volume increased 8.0% and 6.0%, respectively, during first quarter 2012. Volume gains led by the Greater China region, India and the Philippines were partially offset by volume declines in South Africa. The Sanex acquisition contributed 0.5% to Net sales and volume growth for the region. Pricing increased 5.0% and foreign exchange was negative 3.0%. Organic sales for Greater Asia/Africa increased 10.5%.

Operating profit in Greater Asia/Africa increased 8% in the first quarter of 2012 to $220 million, driven by strong sales growth. Operating profit as a percentage of Net sales was 25.0%, even with the year ago quarter. This was a result of a decrease in Gross profit which was fully offset by a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was due to higher raw and packaging material costs reflecting global commodity cost increases in the second half of 2011, partially offset by higher pricing and cost savings from the Company’s funding-the-growth initiatives. This decrease in Selling, general and administrative expenses was due to lower advertising expenses, partially offset by an increase in overhead expenses.

Colgate continued its toothpaste leadership in Greater Asia, driven by market share gains in India, China, Malaysia, Singapore, Thailand and Hong Kong. Successful new products including Colgate Sensitive Pro-Relief Enamel Protect, Colgate Sensitive Pro-Relief Multi-Protection and Colgate Max Fresh Ice toothpastes and the relaunch of Colgate Total toothpaste contributed to growth throughout the region.

Successful products contributing to growth in other categories in the region include Colgate 360° Antibacterial and Colgate Slim Soft manual toothbrushes, Colgate Plax Fresh Tea and Colgate Sensitive Pro-Relief mouthwashes, Protex for Men shower gel and Palmolive Naturals Dual Sachet shampoo.

Hill’s Pet Nutrition (13% of Company Sales)

Hill’s Net sales grew 1.5% during first quarter 2012. Unit volume decreased 1.5%, pricing increased 3.5% and foreign exchange was negative 0.5%. Volume gains in Australia were more than offset by volume declines in the U.S. Hill’s organic sales increased 2.0% during the quarter.

Hill’s Operating profit increased 5% in the first quarter of 2012 to $148 million, or 27.3% of Net sales. This increase in Operating profit as a percentage of Net sales was due to an increase in Gross profit, which was partially offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was driven by higher pricing and cost savings from the Company’s funding-the-growth initiatives, which were partially offset by higher raw and packaging material costs reflecting global commodity cost increases in the second half of 2011. This increase in Selling, general and administrative expenses was due to higher advertising expenses.

Recent new product introductions contributing to sales in the U.S. include Science Diet Ideal Balance Canine and Feline, which combines natural ingredients with the power of advanced nutrition in one balanced package, Science Diet Savory Stew Canine, Science Diet Age Defying Feline Senior (11+ years), Prescription Diet y/d Feline Thyroid Health and the relaunch of Prescription Diet c/d Multicare Feline Bladder Health with evidence of improved efficacy and taste.

New pet food products contributing to international sales include reformulated Prescription Diet r/d Canine and Feline, the relaunch of Prescription Diet c/d Multicare Feline Bladder Health with evidence of improved efficacy and taste, Science Diet Mature Adult Light Canine and Feline and reformulated Science Plan Adult Canine and Feline with improved taste.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-E

Substantially all market share data included in this press release is compiled from data as measured by Nielsen.

Explanatory Note Regarding Currency Neutral Estimates

Management’s estimate of earnings per share growth in 2012 on a currency neutral basis eliminates the impact of period-over-period changes in foreign exchange rates in the translation of local currency results into U.S. dollars. Accordingly, for purposes of estimating earnings per share growth, full year 2012 estimated local currency results, which include the impact of estimated foreign currency transaction gains and losses, are translated into U.S. dollars using 2011 average foreign exchange rates.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or unit volume growth, organic sales growth, profit or profit margin growth, earnings growth (including on a currency neutral basis), financial goals, the impact of currency devaluations, exchange controls or price controls, including in Venezuela, cost-reduction plans, tax rates, new product introductions or commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgatepalmolive.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

To supplement Colgate’s Condensed Consolidated Income Statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Worldwide Gross profit, Gross profit margin, Selling, general and administrative expenses, Selling, general and administrative expenses as a percentage of Net sales, Operating profit, Operating profit margin, Net income attributable to Colgate-Palmolive Company and Diluted earnings per common share are discussed both as reported (on a GAAP basis) and excluding costs associated with various business realignment and other cost-saving initiatives and costs related to the sale of land in Mexico (non-GAAP). Management believes these non-GAAP financial measures provide investors with useful supplemental information regarding the performance of the Company’s ongoing operations. See “Non-GAAP Reconciliations” for the three months ended March 31, 2012 and 2011 included with this release for a reconciliation of these financial measures to the related GAAP measures.

This release discusses organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis Percentage Changes” for the three months ended March 31, 2012 vs 2011 included with this release for a comparison of organic sales growth to sales growth in accordance with GAAP.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows” for the three months ended March 31, 2012 and 2011 for a comparison of free cash flow before dividends to net cash provided by operations as reported in accordance with GAAP.

(See attached tables for first quarter results.)

Table 1

Colgate-Palmolive Company

Condensed Consolidated Income Statements

For the Three Months Ended March 31, 2012 and 2011

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2012	2011

Net sales	$4,200	$3,994

Cost of sales	1,763	1,663

Gross profit	2,437	2,331

Gross profit margin	58.0%	58.4%

Selling, general and administrative expenses	1,478	1,404

Other (income) expense, net	21	12

Operating profit	938	915

Operating profit margin	22.3%	22.9%

Interest expense, net	10	16

Income before income taxes	928	899

Provision for income taxes	295	292

Effective tax rate	31.8%	32.5%

Net income including noncontrolling interests	633	607

Less: Net income attributable to noncontrolling interests	40	31

Net income attributable to Colgate-Palmolive Company	$593	$576

Earnings per common share
Basic	$1.24	$1.17
Diluted	$1.23	$1.16

Average common shares outstanding
Basic	480.1	493.4
Diluted	483.9	496.6

Table 2

Colgate-Palmolive Company

Condensed Consolidated Statements of Comprehensive Income

For the Three Months Ended March 31, 2012 and 2011

(Dollars in Millions) (Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Net income including noncontrolling interests	$ 633	$ 607
Other comprehensive income, net of tax
Cumulative translation adjustments	179	121
Retirement Plan and other retiree benefit adjustments	14	14
Gains (losses) on available-for-sale securities	10	40
Unrealized gains (losses) on cash flow hedges	5	—
Total Other comprehensive income, net of tax	208	175
Total Comprehensive income including noncontrolling interests	841	782
Less: Net income attributable to noncontrolling interests	40	31
Less: Cumulative translation adjustments attributable to noncontrolling interests	2	1
Total Comprehensive income attributable to noncontrolling interests	42	32
Total Comprehensive income attributable to Colgate-Palmolive Company	$ 799	$ 750

Table 3

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of March 31, 2012, December 31, 2011 and March 31, 2011

(Dollars in Millions) (Unaudited)

	March 31,	December 31,	March 31,
	2012	2011	2011

Cash and cash equivalents	$1,044	$878	$686
Receivables, net	1,827	1,675	1,787
Inventories	1,400	1,327	1,331
Other current assets	578	522	470
Property, plant and equipment, net	3,702	3,668	3,734
Other assets, including goodwill and intangibles	4,703	4,654	3,923
Total assets	$13,254	$12,724	$11,931

Total debt	$4,967	$4,810	$3,804
Other current liabilities	3,735	3,336	3,644
Other non-current liabilities	2,056	2,037	1,892
Total liabilities	10,758	10,183	9,340
Total Colgate-Palmolive Company shareholders' equity	2,290	2,375	2,419
Noncontrolling interests	206	166	172
Total liabilities and shareholders' equity	$13,254	$12,724	$11,931

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$3,841	$3,860	$3,075
Working capital % of sales	(0.1)%	0.7%	(0.6)%

*	Marketable securities of $82, $72 and $43 as of March 31, 2012, December 31, 2011 and March 31, 2011, respectively, are included in Other current assets.

Table 4

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2012 and 2011

(Dollars in Millions) (Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Operating Activities
Net income including noncontrolling interests	$633	$607
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	106	99
Restructuring and termination benefits, net of cash	(17)	(13)
Stock-based compensation expense	29	38
Deferred income taxes	22	8
Cash effects of changes in:
Receivables	(90)	(157)
Inventories	(38)	(85)
Accounts payable and other accruals	(35)	153
Other non-current assets and liabilities	52	30
Net cash provided by operations	662	680

Investing Activities
Capital expenditures	(60)	(78)
Purchases of marketable securities and investments	(51)	(49)
Proceeds from sale of marketable securities and investments	32	36
Other	38	20
Net cash used in investing activities	(41)	(71)

Financing Activities
Principal payments on debt	(1,013)	(1,243)
Proceeds from issuance of debt	1,183	1,635
Dividends paid	(278)	(261)
Purchases of treasury shares	(463)	(580)
Proceeds from exercise of stock options and excess tax benefits	106	32
Net cash used in financing activities	(465)	(417)

Effect of exchange rate changes on Cash and cash equivalents	10	4
Net increase (decrease) in Cash and cash equivalents	166	196
Cash and cash equivalents at beginning of period	878	490
Cash and cash equivalents at end of period	$1,044	$686

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$662	$680
Less: Capital expenditures	(60)	(78)
Free cash flow before dividends	$602	$602

Income taxes paid	$223	$144

Table 5

Colgate-Palmolive Company

Segment Information

For the Three Months Ended March 31, 2012 and 2011

(Dollars in Millions) (Unaudited)

	Three Months Ended March 31,
	2012	2011
Net sales
Oral, Personal and Home Care

North America	$755	$718
Latin America	1,170	1,097
Europe/South Pacific	854	832
Greater Asia/Africa	879	813

Total Oral, Personal and Home Care	3,658	3,460

Pet Nutrition	542	534

Total Net sales	$4,200	$3,994

	Three Months Ended March 31,
	2012	2011
Operating profit
Oral, Personal and Home Care

North America	$183	$192
Latin America	344	326
Europe/South Pacific	183	185
Greater Asia/Africa	220	203

Total Oral, Personal and Home Care	930	906

Pet Nutrition	148	141
Corporate [1]	(140)	(132)

Total Operating profit	$938	$915

Note:

The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of the operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes.

[1]

Corporate operations include stock-based compensation related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets. Corporate Operating profit for the three months ended March 31, 2012 includes costs of $5 associated with various business realignment and other cost-saving initiatives and costs of $7 related to the sale of land in Mexico.

Table 6

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Three Months Ended March 31, 2012 vs 2011

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
	1st Qtr					Coupons
	Sales	1st Qtr				Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company (1) (2)	5.0%	6.5%	3.5%	3.0%	4.5%	3.5%	(2.0)%

Europe/South Pacific (1)	2.5%	(2.0)%	7.0%	0.5%	7.0%	(2.5)%	(2.0)%

Latin America (2)	6.5%	13.5%	1.0%	3.5%	3.5%	10.0%	(4.5)%

Greater Asia/Africa (1)	8.0%	10.5%	6.0%	5.5%	6.0%	5.0%	(3.0)%

Total International	6.0%	8.0%	4.5%	3.5%	5.5%	4.5%	(3.0)%

North America	5.0%	5.5%	5.0%	5.0%	5.0%	0.5%	(0.5)%

Total CP Products	6.0%	7.5%	4.5%	3.5%	5.5%	4.0%	(2.5)%

Hill's	1.5%	2.0%	(1.5)%	(1.5)%	(1.5)%	3.5%	(0.5)%

Emerging Markets (3)	7.0%	11.5%	3.0%	4.0%	4.5%	7.5%	(3.5)%

Developed Markets	3.5%	1.5%	4.5%	1.5%	4.5%	—%	(1.0)%

Note:

(1) The Sanex business was acquired on June 20, 2011.
The impact of the Sanex acquisition on first quarter sales and volume was 1.5% for the Total Company, 6.5% for Europe/South Pacific and 0.5% for Greater Asia/Africa.

(2) The Company's laundry detergent business in Colombia was sold on July 29, 2011.
The impact of the sale of the Company's laundry detergent business in Colombia on first quarter sales and volume was 1.0% for the Total Company and 2.5% for Latin America.

(3) Emerging Markets include Latin America, Greater Asia/Africa (excluding Japan), and Central Europe.

Table 7

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended March 31, 2012 and 2011

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2012	2011
Gross profit, GAAP	$2,437	$2,331
Costs related to the sale of land in Mexico	7	-
Business realignment and other cost-saving initiatives	2	-
Gross profit, non-GAAP	$2,446	$2,331

			Basis Point
Gross Profit Margin	2012	2011	Change
Gross profit margin, GAAP	58.0%	58.4%	(40)
Costs related to the sale of land in Mexico	0.2%	-
Business realignment and other cost-saving initiatives	-	-
Gross profit margin, non-GAAP	58.2%	58.4%	(20)

Selling, General and Administrative Expenses	2012	2011
Selling, general and administrative expenses, GAAP	$1,478	$1,404
Business realignment and other cost-saving initiatives	(7)	-
Selling, general and administrative expenses, non-GAAP	$1,471	$1,404

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2012	2011	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	35.2%	35.2%	-
Business realignment and other cost-saving initiatives	(0.2)%	-
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	35.0%	35.2%	(20)

Operating Profit	2012	2011	% Change
Operating profit, GAAP	$938	$915	3%
Costs related to the sale of land in Mexico	7	-
Business realignment and other cost-saving initiatives	5	-
Operating profit, non-GAAP	$950	$915	4%

			Basis Point
Operating Profit Margin	2012	2011	Change
Operating profit margin, GAAP	22.3%	22.9%	(60)
Costs related to the sale of land in Mexico	0.2%	-
Business realignment and other cost-saving initiatives	0.1%	-
Operating profit margin, non-GAAP	22.6%	22.9%	(30)

Net Income Attributable to Colgate-Palmolive Company	2012	2011	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$593	$576	3%
Costs related to the sale of land in Mexico	5	-
Business realignment and other cost-saving initiatives	3	-
Net income attributable to Colgate-Palmolive Company, non-GAAP	$601	$576	4%

Earnings Per Common Share, Diluted	2012	2011	% Change
Diluted earnings per common share, GAAP	$1.23	$1.16	6%
Costs related to the sale of land in Mexico	0.01	-
Business realignment and other cost-saving initiatives	-	-
Diluted earnings per common share, non-GAAP	$1.24	$1.16	7%

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291